EXHIBIT 3.1

Central Pacific Financial Corp.

Board Of Directors

Resolutions

To

Set Number Of Directors On The Board

WHEREAS, the bylaws (the "Bylaws") of Central Pacific Financial Corp. (the “Corporation”) provide for a variable range-size Board of Directors (“Board”) of not less than seven (7) or more than fourteen (14);

WHEREAS, the Bylaws fix the number of directors at nine (9), but provide that the number of directors may be changed from time to time and fixed by the Board or the stockholders within the limits specified in the Bylaws; and

WHEREAS, it is deemed to be in the best interest of the Corporation and its stockholders to reduce the number of directors on the Board in order to increase efficiency and reduce costs.

NOW THEREFORE, BE IT RESOLVED, that the number of directors shall be decreased to and fixed at eight (8), which number may be changed from time to time as provided in the Bylaws.

RESOLVED FURTHER, that the officers of the Corporation shall be and they hereby are authorized, empowered and directed to do all such things and acts and to make, execute, deliver and file all such instruments and documents on behalf of the Corporation as may be necessary and by them deemed appropriate to implement the foregoing resolutions, and all acts of the officers of the Corporation which are consistent with the purpose and intent of these resolutions shall be and the same hereby are in all respects ratified, approved and confirmed.

Certification by Corporate Secretary

I hereby certify that I am the duly elected, qualified and acting Corporate Secretary of Central Pacific Financial Corp. (the "Corporation"), a Hawaii corporation, and as such, do hereby certify that the foregoing resolutions regarding “To Set the Number of Directors on the Board” (the "Resolutions") were duly adopted by the Board of Directors of the Corporation (the "Board") on November 18, 2011, at a validly and duly called and held meeting at which a quorum was present throughout, and pursuant to the Board’s proper power and authority, and do hereby further certify that the Resolutions are a complete, correct and accurate copy of the Resolutions as presented before and adopted by the Board, and do hereby further certify that the Resolutions are in full force and effect and have not been modified, amended, terminated or rescinded.

IN WITNESS WHEREOF, I have hereunto signed below and affixed the corporate seal of the Corporation on November 18, 2011.

/s/ Glenn K.C. Ching
Glenn K.C. Ching
Corporate Secretary
Central Pacific Financial Corp.